Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "RANGER FUNDS INVESTMENT TRUST", CHANGING ITS NAME FROM "RANGER FUNDS INVESTMENT TRUST" TO "SPEND LIFE WISELY FUNDS INVESTMENT TRUST", FILED IN THIS OFFICE ON THE NINTH DAY OF OCTOBER, A.D. 2024, AT 3:35 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

5000220 8100
SR# 20243907153

Authentication: 204608277
Date: 10-11-24

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

RANGER FUNDS INVESTMENT TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

1. Name of Statutory Trust: Ranger Funds Investment Trust

2. The Certificate of Trust is hereby amended as follows:

   The Certificate of Trust is amended by striking therefrom Article FIRST in its entirety and by adding a new Article FIRST to read in full as follows:

   FIRST: The name of the statutory trust formed hereby is Spend Life Wisely Funds Investment Trust.

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 9th day of October, 2024.

By: /s/ Larrie Weil
Larrie Weil, Trustee